Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2024 Incentive Award Plan and the 2024 Employee Stock Purchase Plan of CG Oncology, Inc. of our reports dated February 27, 2026, with respect to the consolidated financial statements of CG Oncology, Inc. and the effectiveness of internal control over financial reporting of CG Oncology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
February 27, 2026